UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2014

CULLEN/FROST BANKERS, INC.
(Exact name of issuer as specified in its charter)

Texas	001-13221	74-1751768
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Houston Street, San Antonio, Texas	78205
(Address of principal executive offices)	(Zip Code)

(210) 220-4011
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 31, 2014, the Board of Directors (the “Board”) of Cullen/Frost Bankers, Inc. (“Cullen/Frost”) voted to expand the Board by one director and elected Jack Wood to fill the vacant seat, effective July 31, 2014, for a term expiring at Cullen/Frost’s Annual Meeting of Shareholders in 2015 or until his earlier resignation or removal. Mr. Wood has not been named to any committees of the Board.
Cullen/Frost had agreed to elect Mr. Wood to the Board under the Agreement and Plan of Merger whereby Cullen/Frost acquired WNB Bancshares, Inc. (“WNB”) on May 30, 2014. As consideration for this acquisition, Cullen/Frost issued one million shares of the common stock, par value $.01 per share, of Cullen/Frost and paid approximately $24.5 million in cash to Mr. Wood as a shareholder of WNB. Mr. Wood was also the President and a director of WNB at the time of the acquisition.
On May 30, 2014, Frost Bank entered into a Letter Agreement with Southwest Energy Distributors, Inc. (“Southwest”), pursuant to which Southwest may use office space at Frost Bank’s Faudree Road location in Odessa, Texas and receive other incidental services, the fair value of which is estimated to be $52 thousand per year, in exchange for the consulting services of Mr. Wood, Donald Wood, the brother of Mr. Wood, and Clay Wood, the father of Mr. Wood. Mr. Wood is Vice President of Southwest and owns a 29.5% interest in Southwest. The Letter Agreement is attached as Exhibit 99.2 and incorporated into this item by reference.

Item 7.01	Regulation FD Disclosure
Attached, as Exhibit 99.1 and incorporated into this item by reference, is a press release issued by Cullen/Frost on July 31, 2014. The information furnished by Cullen/Frost pursuant to this item shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Item 9.01    Financial Statements and Exhibits
(d)   Exhibits:

99.1	Press Release dated July 31 2014.

99.2	Letter Agreement between Frost Bank and Southwest Energy Distributors, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CULLEN/FROST BANKERS, INC.

By:    /s/ Phillip D. Green
Phillip D. Green
Group Executive Vice President
and Chief Financial Officer

Dated:    July 31, 2014